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                                                                       Exhibit 2












                                                   March 19, 2001

To the Investors party to
  the Series A and B Preferred
  Stock Purchase Agreement
  referred to below

Ladies and Gentlemen:

                  Reference is made to the Series A and B Preferred Stock Purchase Agreement by and among Restoration Hardware, Inc. ("Company") and certain Investors dated March 19, 2001 (the "Agreement"), which provides for the issuance of two series of preferred stock by the Company to the Investors. The undersigned is the beneficial owner of and has power to vote __________________ common shares (the "Shares") of Company and has supported and encouraged the decision by Company to execute the Agreement and to consummate the transactions it contemplates.

                  In that connection, and as an inducement to, and in further consideration of the Investors' entering into the Agreement, the undersigned hereby grants the irrevocable proxy (such proxy being coupled with an interest) and waiver provided in paragraph (i) and further covenants and agrees to the matters set forth in paragraphs (ii) and (iii) below:

                  (i) In consideration of the Investors' entering into the Agreement, the undersigned hereby irrevocably appoints and constitutes Mark Schwartz and Dan Stern as proxies for the undersigned, with full power of substitution, and authorizes and directs such proxies to vote such Shares, and any other Shares which the undersigned has voting control over (other than shares resulting from the exercise of options after the date hereof by Stephen Gordon) at the time by the undersigned, at any regular or special meeting of the stockholders of the Company (and in any solicitation of written consents in lieu of such a meeting) at which resolutions approving (i) the anti-dilution features of the Series A Preferred Shares; and (ii) the issuance of the Series B Preferred Shares as well as the conversion features thereof, are to be voted upon, in favor of adoption of such resolutions (and in favor of any other resolution presented at such meeting or in such solicitation necessary to achieve the purposes of such resolutions) and against any inconsistent
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resolution. At the request of either Mr. Schwartz or Mr. Stern the undersigned will itself cause the shares to be present at any such meeting and to be so voted. The undersigned hereby further waives Section 6.14(a) of that certain Restated Investors Rights Agreement dated May 16, 1997 to the extent it conflicts with or prohibits the Company from entering into the Agreement, the investor rights agreement dated as of March 21, 2001 by and among the Company and the Investors listed on Schedule A thereto, and the transactions contemplated thereby.

                  (ii) The undersigned agrees, for the term of this agreement, not to (and not to agree to) take any action which would result in the loss of any voting rights with respect to any Shares or enter into any agreement or understanding with any person the effect of which would be violative of the provisions and agreements contained in this agreement. The undersigned retains the right to enter into any and all transactions which reduce the undersigned's economic interest in the Shares provided that such transactions do not affect the undersigned's voting rights in the shares. In case of any transfer by operation of law, this agreement shall be binding on the transferees.

                  (iii) The proxy provided hereby, and the covenants and agreements contained herein, shall terminate on the earlier of the date (a) that the Agreement is terminated; (b) the date of the shareholders meeting approving the conversion of the Series B Preferred; or (c) August 31, 2001.

                  The provisions of this letter may be waived or amended only in writing. The provisions with respect to specific performance, consent to jurisdiction and waiver of jury trial in Section 13.13 of the Agreement are incorporated by reference in this letter, with references to the "Company" being deemed references to the undersigned.

                                                     Very truly yours,

                                                     SHAREHOLDER


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